WesBanco Announces New Executive Leadership Roles

Wheeling, WV, February 28, 2020 – WesBanco, Inc. (Nasdaq:WSBC), a diversified, multi-state bank holding company announced today several executive leadership promotions that align similar functions under existing executives to improve operational efficiency and position the company for continued growth.

The following executive leadership changes are effective immediately:

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Michael L. Perkins, Chief Risk & Administration Officer, has been promoted to Senior Executive Vice President, Group Head – Risk & Administration. In this expanded role, Ivan L. Burdine, who leads credit administration, will report to Mr. Perkins.

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Anthony F. Pietranton, Human Resources Director, has been promoted to Senior Executive Vice President, Group Head – Human Resources & Facilities.  In this expanded role, William J. Beckett, who leads facilities management and procurement, will report to Mr. Pietranton.

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Robert H. Young, Chief Financial Officer, has been promoted to Senior Executive Vice President, Chief Financial Officer & Group Head – Finance.  In this expanded role, Brent E. Richmond, who leads treasury, asset liability management, strategic planning, and internal reporting, will report to Mr. Young.

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Jayson M. Zatta, Chief Banking Officer, has been promoted to Senior Executive Vice President, Group Head – Banking & Trust.  In this expanded role, Jonathan D. Dargusch, who leads wealth management, including trust, securities, private banking, and insurance, will report to Mr. Zatta.

“I am very pleased to announce the promotions, and expanded roles, of these four executives who have been important contributors to our growth story,” said Todd F. Clossin, President and Chief Executive Officer of WesBanco. “Over the past six years, we have tripled in size while also diversifying our franchise through enhanced revenue streams and expansion across six states. These executives have been with the company for many years, and I am looking forward to working with them in their new capacities.”

Mr. Clossin continued, “The added benefit of these reporting line adjustments will be the ongoing opportunity for continued career growth and development for other leaders within our organization.  These four executives will continue to report directly to me, as will our head of Community Affairs and our Regional Chairmen.”

About WesBanco, Inc.

Founded in 1870, WesBanco, Inc. (www.wesbanco.com) is a diversified and balanced financial services company that delivers large bank capabilities with a community bank feel.  Our distinct long-term growth strategies are built upon unique sustainable advantages permitting us to span six states with meaningful market share.  Built upon our ‘Better Banking Pledge’, our customer-centric service culture is focused on growing long-term relationships by pledging to serve all personal and business customer needs efficiently and effectively.  In addition to a full range of online and mobile banking options and a full-suite of commercial products and services, WesBanco provides trust, wealth management, securities brokerage, and private banking services through our century-old Trust and Investment Services department, with approximately $4.7 billion of assets under management (as of December 31, 2019).  WesBanco's banking subsidiary, WesBanco Bank, Inc., operates 236 financial centers in the states of Indiana, Kentucky, Maryland, Ohio, Pennsylvania, and West Virginia.  Additionally, WesBanco operates an insurance agency, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc.

SOURCE:  WesBanco, Inc.

WesBanco Company Contact:

John H. Iannone

Senior Vice President, Investor and Public Relations

304-905-7021